CONTACT:	Robert F. Mangano	Stephen J. Gilhooly
	President & Chief Executive Officer	Sr. Vice President & Chief Financial Officer
	(609) 655-4500	(609) 655-4500

1ST CONSTITUTION BANCORP
REPORTS THIRD QUARTER 2017 RESULTS
INCREASES QUARTERLY DIVIDEND TO $0.06 PER SHARE

Cranbury NJ - October 26, 2017 -- 1ST Constitution Bancorp (NASDAQ: FCCY), the holding company (the “Company”) for 1ST Constitution Bank (the “Bank”), today reported net income of $2.5 million and diluted earnings per share of $0.30 for the three months ended September 30, 2017. For the nine months ended September 30, 2017, net income was $6.4 million and diluted earnings per share were $0.76.

The Board of Directors declared a quarterly cash dividend of $0.06 per share that will be paid on November 24, 2017 to shareholders of record as of November 16, 2017.

THIRD QUARTER 2017 HIGHLIGHTS

•	Return on average assets was 0.94% and return on average equity was 8.94%.

•
Commercial business, commercial real estate and construction loans totaled $513.0 million at September 30, 2017, and increased $88.2 million, or 20.8%, compared to $424.8 million at September 30, 2016 and increased $74.9 million, or 17.1%, compared to $438.1 million at December 31, 2016. Total loans were $772.0 million at September 30, 2017.

•	Net interest income was $9.4 million and the net interest margin was 3.85% on a tax equivalent basis.

•	Non-interest income increased $356,000 to $2.1 million, driven primarily by a higher volume of sales of residential mortgages and SBA guaranteed loans.

•	The Bank recorded a provision for loan losses of $150,000 and net charge-offs were $55,000.

•	Non-performing assets were $6.9 million, or 0.64% of assets, and included $356,000 of OREO at September 30, 2017.

•	Book value per share and tangible book value per share were $13.83 and $12.27, respectively, at September 30, 2017.

Robert F. Mangano, President and Chief Executive Officer, stated, “We continued to generate significant growth of over $16 million in our commercial real estate and construction loans during the third quarter and these loan segments grew, on a combined basis, over $92 million in the last twelve months. Similar to last quarter, offsetting this growth was a $61 million decrease in warehouse loans compared to last year due to lower residential mortgage refinancing activity in 2017.”

Mr. Mangano added, “The higher short-term interest rate environment and our asset sensitive interest rate position had a positive effect on net interest income and our net interest margin in the third quarter of 2017 as our net interest margin increased to 3.85% compared to 3.75% for the third quarter of 2016.”

Mr. Mangano continued, “We are pleased to announce a $0.01 increase in our quarterly dividend to $0.06 per share, which reflects our continued focus on enhancing the return on investment to our shareholders.”

Discussion of Financial Results
Net income was $2.5 million, or $0.30 per diluted share, for the third quarter of 2017 compared to $2.7 million, or $0.33 per diluted share, for the third quarter of 2016. The increase in the yield on loans was the primary driver of a $310,000 increase in net interest income. Non-interest income increased $356,000 due to an increase in gains of $453,000 from the sale of residential mortgages and SBA guaranteed commercial loans, which was partially offset by a decline in other income and service charges on deposits. The combined increase in revenue was more than offset by a $150,000 provision for loan losses in the third quarter of 2017 compared to no (zero) provision for loan losses in the third quarter of 2016 and a $955,000 increase in non-interest expenses for the third quarter of 2017 compared to the third quarter of 2016. As a result, net income for the third quarter of 2017 declined $210,000, or 7.8%, from $2.7 million for the third quarter of 2016.

Net interest income was $9.4 million for the quarter ended September 30, 2017 and increased $310,000, or 3.4%, compared to net interest income of $9.1 million for the third quarter of 2016. Total interest income was $10.8 million for the three months ended September 30, 2017 compared to $10.4 million for the three months ended September 30, 2016. This increase was primarily due to the increase in the yield on loans, which was 4.99% for the quarter ended September 30, 2017 compared to 4.83% for the quarter ended September 30, 2016. Average interest-earning assets were $992.0 million with a tax-equivalent yield of 4.43% for the third quarter of 2017 compared to $987.8 million with a tax-equivalent yield of 4.30% for the third quarter of 2016. The 75 basis point increase in the Federal Reserve’s targeted federal funds rate and the corresponding increase in the Prime Rate since December of 2016 had a positive effect on the yields of construction, commercial business, SBA and warehouse loans with variable interest rate terms in the third quarter of 2017.
Interest expense on average interest-bearing liabilities was $1.5 million, with an interest cost of 0.78%, for the third quarter of 2017 compared to $1.4 million, with an interest cost of 0.71%, for the third quarter of 2016. The $96,000 increase in interest expense on interest-bearing liabilities for the third quarter of 2017 reflected primarily higher deposit interest costs due to higher market interest rates in the third quarter of 2017 compared to the third quarter of 2016.
The net interest margin increased to 3.85% for the third quarter of 2017 compared to 3.75% for the third quarter of 2016 due primarily to the higher yield on average interest-earning assets.
The Company recorded a provision for loan losses of $150,000 for the third quarter of 2017 compared to no (zero) provision for loan losses for the third quarter of 2016 due primarily to the growth and change in the mix of loans in the loan portfolio.
At September 30, 2017, total loans were $772.0 million and the allowance for loan losses was $7.8 million, or 1.01% of total loans, compared to total loans of $749.4 million and an allowance for loan losses of $7.5 million, or 1.00% of total loans, at September 30, 2016. Management believes that the current economic and operating conditions are generally positive, which also were considered in management's evaluation of the adequacy of the allowance for loan losses.
Non-interest income was $2.1 million for the third quarter of 2017, an increase of $356,000, compared to $1.8 million for the third quarter of 2016. This increase was due primarily to an increase of $453,000 in gains on sales of loans in the third quarter of 2017 compared to the third quarter of 2016. In the third quarter of 2017, higher residential lending activity produced $34.3 million of closed loans and $28.9 million of loan sales, which generated gains on sales of loans of $809,000 compared to $12.2 million of residential mortgage loans sold and $529,000 of gains recorded in the third quarter of 2016. The increase in residential mortgage loans closed and sold was due primarily to higher residential mortgage lending activity as a result of the residential mortgage lending team that joined the Bank in August 2016. In the third quarter of 2017,

$5.8 million of SBA loans were sold and gains of $520,000 were recorded compared to $3.5 million of SBA loans sold and gains of $347,000 recorded in the third quarter of 2016. SBA guaranteed commercial lending activity and loan sales vary from period to period and the level of activity is due primarily to the timing of loan originations. The pipeline of approved and committed SBA loans was $5.7 million with another $10.2 million of loans in process at September 30, 2017. Other income declined $96,000 to $490,000 for the third quarter of 2017 primarily due to a recovery of $77,000 on an acquired loan in the third quarter of 2016.
Non-interest expenses were $7.6 million for the third quarter of 2017, an increase of $955,000, or 14.3%, compared to $6.7 million for the third quarter of 2016. Salaries and employee benefits expense increased $515,000, or 12.6%, in the third quarter of 2017 due primarily to increases of $198,000 in commissions paid to residential loan officers and $87,000 in share-based compensation expense. Deferred loan origination costs were $138,000 lower in the third quarter of 2017 compared to the third quarter of 2016. Merit increases, increases in employer payroll taxes and employee benefits expenses comprised the balance of the increase. Commission expense increased due to the higher volume of residential mortgages originated and sold in the third quarter of 2017 compared to the third quarter of 2016. Occupancy costs decreased $46,000, or 5.1%, due primarily to the closing of a branch office at the end of the first quarter of 2017. Data processing expenses increased to $338,000 in the third quarter of 2017 compared to $314,000 for the third quarter of 2016 due to higher transaction activity. FDIC insurance expense declined $10,000 due to a lower assessment rate that reflected the Bank’s improvement in asset quality and financial performance and lower assessment rates for community banks. OREO expense was insignificant due to the low amount of OREO assets. Other operating expenses increased $473,000 for the third quarter of 2017 compared to the third quarter of 2016 due primarily to increases of $115,000 in legal expense, primarily for loan collection and related litigation costs, $84,000 in consulting expense, primarily for marketing and loan collection costs, and other smaller increases in various expense categories.
Income tax expense was $1.2 million for the third quarter of 2017, resulting in an effective tax rate of 33.1%, compared to income tax expense of $1.5 million for the third quarter of 2016, which resulted in an effective tax rate of 35.1%. Income tax expense decreased primarily due to the decrease in pre-tax income. The effective tax rate decreased due to the higher percentage of the total of tax-exempt interest income and income on bank-owned life insurance to pre-tax income in the third quarter of 2017 compared to the third quarter of 2016.
At September 30, 2017, the allowance for loan losses was $7.8 million compared to $7.5 million at December 31, 2016. As a percentage of total loans, the allowance was 1.01% at September 30, 2017 compared to 1.03% at December 31, 2016. The increase in the allowance for loan losses reflects the increase in loans and the change in the mix of loans since the end of 2016.
Total assets increased $31.2 million to $1.07 billion at September 30, 2017 from $1.04 billion at December 31, 2016 due primarily to a $47.2 million increase in total loans, which was partially offset by a decrease of $8.8 million in investment securities and a decrease of $8.8 million in loans held for sale. The increase in assets was funded primarily by a $35.3 million increase in deposits and a $6.8 million increase in shareholders’ equity. Borrowings declined by a $10.0 million. Total portfolio loans at September 30, 2017 were $772.0 million compared to $724.8 million at December 31, 2016. The increase in loans was due primarily to an increase of $49.0 million in commercial real estate loans and a $31.6 million increase in construction loans, which were partially offset by a $22.7 million decrease in mortgage warehouse loans, a $5.6 million decrease in commercial business loans and a $2.8 million decrease in residential mortgage loans. The decline in mortgage warehouse loans reflects primarily the higher mortgage interest rates in the first three quarters of 2017 compared to the same period in 2016, which reduced the volume of residential mortgage loan refinancing activity compared to the same period of 2016. The decline in residential mortgage loan refinancing activity more than offset the increase in home purchase financing activity during the period that was financed by the Bank’s warehouse loans to mortgage banking customers.

Total deposits at September 30, 2017 were $869.8 million compared to $834.5 million at December 31, 2016, primarily reflecting the growth in core deposits. Non-interest-bearing demand deposits increased $21.3 million, interest-bearing demand deposits increased $17.5 million and savings deposits increased $4.2 million, which were partially offset by a decrease of $7.7 million in time deposits.

Regulatory capital ratios for the Company and the Bank continue to reflect a strong capital position. Under current regulatory capital standards, the Company’s common equity Tier 1 to risk based assets (“CET1”), total risk-based capital, Tier I capital, and leverage ratios were 10.41%, 13.11%, 12.30% and 11.33%, respectively, at September 30, 2017. The Bank’s CET1, total risk-based capital, Tier 1 capital and leverage ratios were 12.02%, 12.83%, 12.02% and 11.07%, respectively, at September 30, 2017. The Company and the Bank are considered “well capitalized” under these capital standards.
Asset Quality

Non-performing loans were $6.5 million at September 30, 2017 compared $5.2 million at December 31, 2016. During the third quarter of 2017, $365,000 of non-performing loans were resolved and a commercial loan with a balance of $775,000 and two residential second mortgage loans with a total balance of $78,000 were classified as non-accrual.

During the first quarter of 2017, the Bank was notified that a shared national credit syndicated loan in which it was a participant in a $4.3 million facility had further deteriorated. The Bank downgraded the loan, which had a balance of $4.0 million, and placed it on non-accrual. In the second quarter, the borrower was recapitalized through an equity contribution by new investors and the loan was paid down by $906,000 and all interest was paid current. Management continues to monitor the borrower’s financial position.

Charge-offs of loans were $61,000 and recoveries of loans previously charged off were $6,000 for the third quarter of 2017. The allowance for loan losses was 120% of non-performing loans at September 30, 2017 compared to 144% of non-performing loans at December 31, 2016.

Overall, management observed generally stable trends in loan quality, with non-performing loans to total loans of 0.84% and non-performing assets to total assets of 0.64% at September 30, 2017 compared to non-performing loans to total loans of 0.72% and non-performing assets to total assets of 0.52% at December 31, 2016.

OREO at September 30, 2017 was $356,000 and unchanged from June 30, 2017. OREO consists of two commercial properties.

About 1ST Constitution Bancorp
1ST Constitution Bancorp, through its primary subsidiary, 1ST Constitution Bank, operates 18 branch banking offices in Cranbury (2), Fort Lee, Hamilton, Hightstown, Hillsborough, Hopewell, Jamesburg, Lawrenceville, Perth Amboy, Plainsboro, Rocky Hill, Princeton, Rumson, Fair Haven, Shrewsbury, Little Silver and Asbury Park, New Jersey.
1ST Constitution Bancorp is traded on the Nasdaq Global Market under the trading symbol “FCCY” and information about the Company can be accessed through the Internet at www.1STCONSTITUTION.com
The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, relationships, opportunities, taxation, technology and market conditions. These statements may be identified by such forward-looking terminology as “expect,” “look,” “believe,” “anticipate,” “may,” “will,” or similar statements or variations of such terms. Actual results may differ materially from such forward-looking statements. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to, changes in the direction of the economy in New Jersey, the direction of interest rates, effective income tax rates, loan prepayment assumptions, continued levels of loan quality and origination volume, continued relationships with major customers including sources for loans, a higher level of net loan charge-offs and delinquencies than anticipated, bank regulatory rules, regulations or policies that restrict or direct certain actions, the adoption, interpretation and implementation of new or pre-existing accounting pronouncements, a change in legal and regulatory barriers including issues related to compliance with anti-money laundering and bank secrecy act laws, as well as the effects of general economic conditions and legal and regulatory barriers and structure. 1ST Constitution Bancorp assumes no obligation for updating any such forward-looking statements at any time, except as required by law.
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1ST Constitution Bancorp
Selected Consolidated Financial Data
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Per Common Share Data:
Earnings per common share - Basic	$0.31	$0.34	$0.79	$0.91
Earnings per common share - Diluted	0.30	0.33	0.76	0.89
Tangible book value per common share at the period-end			12.27	11.39
Book value per common share at the period-end			13.83	13.02
Average common shares outstanding:
Basic	8,063,119	7,974,323	8,040,955	7,954,212
Diluted	8,328,252	8,185,840	8,309,363	8,159,419
Performance Ratios / Data:
Return on average assets	0.94%	1.03%	0.83%	0.97%
Return on average equity	8.94%	10.45%	7.87%	9.68%
Net interest income (tax-equivalent basis) [1]	$9,617	$9,299	$27,173	$26,127
Net interest margin (tax-equivalent basis) [2]	3.85%	3.75%	3.76%	3.73%
Efficiency ratio [3]	64.92%	60.24%	68.61%	63.60%

			September 30,	December 31,
Loan Portfolio Composition:			2017	2016
Commercial business			$94,031	$99,650
Commercial real estate			291,381	242,393
Construction loans			127,604	96,035
Mortgage Warehouse lines			193,535	216,259
Residential loans			41,958	44,791
Loans to individuals			22,611	23,736
Other loans			186	207
Gross loans			771,307	723,071
Deferred costs (net)			675	1,737
Total loans (net)			$771,982	$724,808

Asset Quality Data:
Loans past due over 90 days and still accruing			—	24
Non-accrual loans			6,511	5,174
OREO property			356	166
Total non-performing assets			$6,867	$5,364

Net (charge-offs) recoveries			$(142)	$234
Allowance for loan losses to total loans			1.01%	1.03%
Non-performing loans to total loans			0.84%	0.72%
Non-performing assets to total assets			0.64%	0.52%
Capital Ratios:
1ST Constitution Bancorp
Common equity to risk weighted assets ("CET 1")			10.41%	10.40%
Total capital to risk weighted assets			13.11%	13.24%
Tier 1 capital to risk weighted assets			12.3%	12.41%
Tier 1 capital to average assets (leverage ratio)			11.33%	10.93%
1ST Constitution Bank
Common equity to risk weighted assets ("CET 1")			12.02%	12.13%
Total capital to risk weighted assets			12.83%	12.96%
Tier 1 capital to risk weighted assets			12.02%	12.13%
Tier 1 capital to average assets (leverage ratio)			11.07%	10.68%
1The tax equivalent adjustment was $254 and $246 for the three months ended September 30, 2017 and September 30, 2016, respectively.
2Represents net interest income on a taxable equivalent basis as a percent of average interest-earning assets.
3Represents non-interest expenses divided by the sum of net interest income on a taxable equivalent basis and non-interest income.

1ST Constitution Bancorp
Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

	September 30, 2017	December 31, 2016
ASSETS
Cash and due from banks	$15,657	$14,886
Federal funds sold and short term investments	—	—
Total cash and cash equivalents	15,657	14,886
Investment securities:
Available for sale, at fair value	110,276	103,794
Held to maturity (fair value of $113,757 and $128,559 at September 30, 2017 and December 31, 2016, respectively)	111,554	126,810
Total investment securities	221,830	230,604

Loans held for sale	6,019	14,829
Loans	771,982	724,808
Less: Allowance for loan losses	(7,802)	(7,494)
Net loans	764,180	717,314

Premises and equipment, net	10,627	10,673
Accrued interest receivable	3,141	3,095
Bank-owned life insurance	24,125	22,184
Other real estate owned	356	166
Goodwill and intangible assets	12,591	12,880
Other assets	10,868	11,582
Total assets	$1,069,394	$1,038,213
LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Deposits
Non-interest bearing	$192,191	$170,854
Interest bearing	677,622	663,662
Total deposits	869,813	834,516

Borrowings	63,025	73,050
Redeemable subordinated debentures	18,557	18,557
Accrued interest payable	715	866
Accrued expenses and other liabilities	5,674	6,423
Total liabilities	957,784	933,412

SHAREHOLDERS’ EQUITY
Preferred stock, no par value; 5,000,000 shares authorized, none issued	—	—
Common stock, no par value; 30,000,000 shares authorized; 8,102,858 and 8,027,087 shares issued and 8,069,560 and 7,993,789 shares outstanding as of September 30, 2017 and December 31, 2016, respectively	72,584	71,695
Retained earnings	39,624	34,074
Treasury stock, 33,298 at September 30, 2017 and December 31, 2016, respectively	(368)	(368)
Accumulated other comprehensive loss	(230)	(600)
Total shareholders’ equity	111,610	104,801
Total liabilities and shareholders’ equity	$1,069,394	$1,038,213

1ST Constitution Bancorp
Consolidated Statements of Income
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
INTEREST INCOME
Loans, including fees	$9,416	$9,054	$26,161	$25,088
Securities:
Taxable	846	827	2,500	2,459
Tax-exempt	527	514	1,628	1,554
Federal funds sold and short-term investments	25	13	183	79
Total interest income	10,814	10,408	30,472	29,180
INTEREST EXPENSE
Deposits	1,204	1,051	3,351	2,989
Borrowings	113	197	349	498
Redeemable subordinated debentures	134	107	380	311
Total interest expense	1,451	1,355	4,080	3,798
Net interest income	9,363	9,053	26,392	25,382
PROVISION (CREDIT) FOR LOAN LOSSES	150	—	450	(300)
Net interest income after provision (credit) for loan losses	9,213	9,053	25,942	25,682
NON-INTEREST INCOME
Service charges on deposit accounts	142	185	445	558
Gain on sales of loans	1,329	876	3,936	2,525
Income on bank-owned life insurance	131	113	391	414
Gain on sales of securities	24	—	128	—
Other income	490	586	1,385	1,392
Total non-interest income	2,116	1,760	6,285	4,889
NON-INTEREST EXPENSES
Salaries and employee benefits	4,617	4,102	13,882	11,887
Occupancy expense	865	911	2,604	2,618
Data processing expenses	338	314	983	941
FDIC insurance expense	95	105	255	328
Other real estate owned expenses	11	12	26	76
Other operating expenses	1,691	1,218	5,204	3,875
Total non-interest expenses	7,617	6,662	22,954	19,725

Income before income taxes	3,712	4,151	9,273	10,846
INCOME TAXES	1,227	1,456	2,920	3,616
Net Income	$2,485	$2,695	$6,353	$7,230
NET INCOME PER COMMON SHARE
Basic	$0.31	$0.34	$0.79	$0.91
Diluted	$0.30	$0.33	$0.76	$0.89
WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	8,063,119	7,974,323	8,040,955	7,954,212
Diluted	8,328,252	8,185,840	8,309,363	8,159,419

1ST Constitution Bancorp
Net Interest Margin Analysis
(Dollars in thousands)
(Unaudited)
	Three months ended September 30, 2017			Three months ended September 30, 2016
	Average Balance	Interest	Average Yield	Average Balance	Interest	Average Yield
Assets:
Federal funds sold/short-term investments	$12,383	$25	0.80%	$12,434	$13	0.40%
Investment securities:
Taxable	142,353	846	2.38%	148,715	827	2.22%
Tax-exempt (4)	89,034	781	3.51%	79,917	760	3.81%
Total	231,387	1,627	2.81%	228,632	1,587	2.78%
Loan Portfolio: (1)
Construction	123,822	1,895	6.07%	89,682	1,248	5.54%
Residential real estate	42,436	445	4.19%	45,919	514	4.48%
Loans to Individuals	22,379	228	4.04%	23,286	257	4.39%
Commercial real estate	286,130	3,573	4.95%	234,218	3,271	5.56%
Commercial business	71,338	956	5.32%	79,834	909	4.53%
SBA Loans	22,238	370	6.60%	21,662	319	5.86%
Mortgage warehouse lines	174,610	1,901	4.32%	245,654	2,505	4.06%
Loans held for sale	3,715	37	3.95%	3,802	16	1.67%
All other loans	1,526	11	2.86%	2,683	15	2.22%
Total	748,194	9,416	4.99%	746,740	9,054	4.83%
Total interest-earning assets	991,964	$11,068	4.43%	987,806	$10,654	4.30%
Allowance for loan losses	(7,770)			(7,552)
Cash and due from banks	5,371			5,019
Other assets	59,328			59,886
Total assets	$1,048,893			$1,045,159

Liabilities and Shareholders’ Equity:
Money market and NOW accounts	$324,940	$358	0.44%	$296,554	$281	0.38%
Savings accounts	208,548	338	0.64%	209,703	316	0.60%
Certificates of deposit	158,737	508	1.27%	173,652	454	1.04%
Other borrowed funds	27,533	113	1.63%	64,463	197	1.22%
Trust preferred securities	18,557	134	2.89%	18,557	107	2.31%
Total interest-bearing liabilities	738,315	$1,451	0.78%	762,929	$1,355	0.71%
Net interest spread (2)			3.65%			3.59%
Demand deposits	193,937			171,631
Other liabilities	6,395			7,962
Total liabilities	938,647			942,522

Shareholders’ equity	110,246			102,637
Total liabilities and shareholders’ equity	$1,048,893			$1,045,159
Net interest income and net interest margin (3)		$9,617	3.85%		$9,299	3.75%

(1)
Amortization of deferred loan origination fees and costs are considered an adjustment to interest income.  For the purpose of calculating loan yields, average loan balances include non-accrual loans with no related interest income and the average balance of loans held for sale.

(2)	The net interest rate spread is the difference between the average yield on interest-earning assets and the average rate paid on interest-bearing liabilities.

(3)	The net interest margin is equal to net interest income divided by average interest-earning assets.

(4)	Tax-equivalent basis.

1ST Constitution Bancorp
Net Interest Margin Analysis
(Dollars in thousands)
(Unaudited)
	Nine months ended September 30, 2017			Nine months ended September 30, 2016
	Average Balance	Interest	Average Yield	Average Balance	Interest	Average Yield
Assets:
Federal funds sold/short-term investments	$30,199	$183	0.81%	$24,508	$79	0.43%
Investment securities:
Taxable	141,662	2,500	2.35%	144,534	2,459	2.27%
Tax-exempt (4)	92,341	2,409	3.48%	80,203	2,299	3.82%
Total	234,003	4,909	2.80%	224,737	4,758	2.82%
Loan Portfolio: (1)
Construction	111,436	4,817	5.78%	92,795	3,673	5.29%
Residential real estate	42,136	1,335	4.22%	42,375	1,338	4.21%
Loans to Individuals	22,428	701	4.18%	23,454	715	4.07%
Commercial real estate	267,247	10,088	5.05%	227,481	9,304	5.46%
Commercial business	73,461	2,919	5.31%	70,760	2,827	5.34%
SBA Loans	22,420	1,087	6.48%	21,507	919	5.71%
Mortgage warehouse lines	155,755	5,014	4.30%	201,322	6,187	4.11%
Loans held for sale	4,408	165	5.00%	4,378	83	2.53%
All other loans	1,828	35	2.56%	2,282	42	2.43%
Total	701,119	26,161	4.99%	686,354	25,088	4.88%
Total interest-earning assets	965,321	$31,253	4.33%	935,599	$29,925	4.27%
Allowance for loan losses	(7,646)			(7,534)
Cash and due from banks	5,234			5,086
Other assets	58,736			59,652
Total assets	$1,021,645			$992,803

Liabilities and Shareholders’ Equity:
Money market and NOW accounts	$329,089	$1,032	0.42%	$295,776	$821	0.37%
Savings accounts	210,056	992	0.63%	206,355	888	0.57%
Certificates of deposit	147,109	1,327	1.21%	153,544	1,280	1.11%
Other borrowed funds	20,494	349	2.28%	46,257	498	1.44%
Trust preferred securities	18,557	380	2.73%	18,557	311	2.23%
Total interest-bearing liabilities	725,305	$4,080	0.75%	720,489	$3,798	0.70%
Net interest spread (2)			3.58%			3.57%
Demand deposits	181,892			164,963
Other liabilities	6,577			7,612
Total liabilities	913,774			893,064

Shareholders’ equity	107,871			99,739
Total liabilities and shareholders’ equity	$1,021,645			$992,803
Net interest income and net interest margin (3)		$27,173	3.76%		$26,127	3.73%

(1)
Amortization of deferred loan origination fees and costs are considered an adjustment to interest income.  For the purpose of calculating loan yields, average loan balances include non-accrual loans with no related interest income and the average balance of loans held for sale.

(2)	The net interest rate spread is the difference between the average yield on interest-earning assets and the average rate paid on interest-bearing liabilities.

(3)	The net interest margin is equal to net interest income divided by average interest-earning assets.

(4)	Tax-equivalent basis.